UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	June 30, 2015 (June 25, 2015)

COVER-ALL TECHNOLOGIES INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-09228	13-2698053

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

412 Mt. Kemble Avenue, Suite 110C, Morristown, New Jersey 07960
(Address of Principal Executive Offices)

Registrant's telephone number, including area code	(973) 461-5200

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

As a condition to the consummation of the previously announced Agreement and Plan of Merger, dated December 14, 2014, and amended on February 18, 2015 (the “Merger Agreement”), by and between Cover-All Technologies Inc., a Delaware corporation (the “Company”) and Majesco, a California corporation (“Majesco”), through which the Company merged with and into Majesco, with Majesco surviving the merger (the “Merger”), the Company was required to cause repayment in full of all outstanding indebtedness owed by Cover-All Systems, Inc., the Company’s wholly-owned subsidiary (“Systems”), to Imperium Commercial Finance Master Fund, LP (“Imperium”) under that certain Loan and Security Agreement, dated as of September 11, 2012 (the “Credit Agreement”), by and between Imperium, as lender and Systems, as borrower, which loan obligations were guaranteed by the Company pursuant to a Guarantee, dated as of September 11, 2012, made by the Company in favor of Imperium (the “Guarantee”) and a Pledge Agreement, dated as of September 11, 2012, between the Company and Imperium (the “Pledge Agreement”). On June 25, 2015, Systems prepaid in full all amounts and satisfied all other obligations due under the Credit Agreement, the Guarantee and the Pledge Agreement, and each of the agreements were terminated. The aggregate amount of the prepayment was $2,011,284.72, including all interest due thereon as of June 25, 2015.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On June 26, 2015, following approval of the Merger Agreement on June 22, 2015 by the Company’s stockholders, the Company and Majesco completed the Merger in accordance with the Merger Agreement, and the separate corporate existence of the Company ceased, with Majesco surviving the Merger.

At the effective time of the Merger (the “Effective Time”), each share of the Company’s common stock, par value $0.01 per share (“Company Common Stock”), issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.21641 of a share of Majesco common stock, par value $0.002 (“Majesco Common Stock”). No fractional shares of Majesco Common Stock were issued to the holders of Company Common Stock in the Merger. Instead, the holders of Company Common Stock were entitled to receive the next highest number of whole shares of Majesco Common Stock in lieu of any fractional shares of Majesco Common Stock that they would have otherwise been entitled to receive in the Merger.

All outstanding and unexercised options to purchase the Company Common Stock, whether or not exercisable or vested, were replaced by and substituted for options to purchase Majesco Common Stock on the same terms and conditions as were applicable to such options immediately prior to the Effective Time, with the number of shares subject to, and the exercise price applicable to, such options being appropriately adjusted based on the exchange ratio described above. The terms of each restricted stock unit (“RSU”) settleable in shares of Company Common Stock that was outstanding and unvested prior to the Effective Time and did not fully vest by its terms as of the Effective Time were adjusted as necessary and replaced by and substituted for a RSU to acquire Majesco Common Stock on the same terms and conditions as were applicable to such RSU immediately prior to the Effective Time, as adjusted based on the exchange ratio described above.

As a result of the Merger, holders of the issued and outstanding Company Common Stock and outstanding options and RSUs immediately prior to the Effective Time hold approximately 16.5% of the total capitalization of Majesco.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On June 26, 2015, in connection with the consummation of the Merger, the Company (i) notified NYSE MKT that, at the Effective Time of the Merger, each outstanding share of Company Common Stock was automatically converted into the right to receive Majesco Common Stock and (ii) requested that NYSE MKT file with the U.S. Securities and Exchange Commission (the “SEC”) an application on Form 25 to delist and deregister the Company Common Stock under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a result of the Merger and such notification and request, the last day of trading of the Common Stock on the NYSE MKT stock exchange was June 26, 2015. In addition, Majesco intends to file a Form 15 with the SEC requesting the deregistration of the Company Common Stock and the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act.

Item 3.03. Material Modification to Rights of Security Holders.

At the Effective Time of the Merger, holders of shares of Company Common Stock immediately prior to the Effective Time ceased to have any rights as stockholders of the Company with the exception of their right to receive Majesco Common Stock pursuant to the terms of the Merger Agreement. The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 5.01. Changes in Control of Registrant.

As a result of the Merger, the Company merged with and into Majesco, with Majesco continuing as the surviving company, and, accordingly, a change in control of the Company occurred on June 26, 2015. The information set forth in Item 2.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2015, the Board of Directors of the Company approved its variable compensation plan for employees of the Company. This year’s plan is similar to those of prior years except under the current plan the remuneration in the form of cash instead of a mix of cash and restricted stock. The plan is based on the Company’s operational and financial performance (excluding effects of the Merger). Due to the closing of the Merger, the plan is prorated based on 6 months of the Company’s performance and variable compensation is awarded prior to the closing of the Merger. On June 25, 2015, the Company approved the award of cash bonuses pursuant to this plan to all employees of the Company. In connection with these cash bonus awards and as part of the across-the-board awards to all employees, the Company paid to each of the Company’s named executive officers the following amounts: Manish D. Shah, $160,162; Ann F. Massey, $55,563; and Shailesh Mehrotra, $60,714. The cash bonus awards were paid on June 26, 2015.

Item 8.01. Other Events.

Majesco and the Company will each treat the Merger as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). For a discussion of the qualification of the Merger as a “reorganization,” and the material U.S. federal income tax consequences of the exchange of the Company’s Common Stock for Majesco Common Stock in the Merger, see the discussion under the heading “Material U.S. Federal Income Tax Consequences of the Merger” in the joint proxy statement/prospectus, previously filed with the SEC by Majesco on February 19, 2015. Under the Merger Agreement, the Merger would occur, and the parties would treat the Merger as a “reorganization,” only if on or before the closing date each of Majesco and the Company received an opinion of its counsel as to certain tax matters specified in the Merger Agreement. Majesco and the Company each received such an opinion on the closing date.

In addition, in connection with the consummation of the Merger, because the Merger will be deemed to be an “ownership change” within the meaning of Section 382(g) of the Code, neither the Company nor Majesco will be able to use a portion of the Company’s net operating loss carryforwards.

On June 26, 2015, the Company issued a press release announcing the consummation of the Merger and certain related matters. The press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.
99.1	Press release dated June 26, 2015

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COVER-ALL TECHNOLOGIES INC.

	By:	/s/ Ann Massey
Ann Massey, Chief Financial Officer

Date: June 30, 2015

Index to Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release, dated June 26, 2015.